EXHIBIT 99.1

Kingold Jewelry Announces Closing of Its $23 Million Public Offering of Common Stock

WUHAN, China, Jan. 20, 2011 /PRNewswire-Asia/ -- Kingold Jewelry, Inc. (Nasdaq: KGJI) ("Kingold"), a leading professional designer and manufacturer of 24 Karat gold jewelry and ornaments in the People's Republic of China ("China"), today announced that it has closed its previously announced sale of 7,200,000 shares of its common stock at a price of $3.19 per share.

Kingold received aggregate net proceeds of approximately $20.2 million after deducting underwriting discounts and commissions and estimated offering expenses payable by Kingold. Kingold expects to use the net proceeds of this offering to expand its production capacity at its facilities in China by purchasing additional 24 Karat gold bars, recruiting and training new employees, purchasing additional jewelry design tools and for other working capital and general corporate purposes.

"We are pleased with the closing of this financing. This transaction improves our capital structure by strengthening our cash position and giving us greater flexibility for the future," said Bin Liu's, Kingold's chief financial officer. "Our balance sheet, strengthened by this financing, is primarily dedicated to purchasing additional raw materials in the form of 24 Karat gold bars."

Rodman & Renshaw, LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc. (Nasdaq: RODM), acted as sole book-running manager for the offering. JMP Securities LLC, Chardan Capital Markets, LLC, and Maxim Group LLC acted as co-managers for the offering.

The offering of these securities will be made only by means of a prospectus. A registration statement relating to these securities has been declared effective by the U.S. Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Copies of the final prospectus relating to the offering, when available, may be obtained for free by visiting the U.S. Securities and Exchange Commission website at http://www.sec.gov. Alternatively, a copy of the prospectus related to this offering may be obtained from Rodman & Renshaw, LLC, Prospectus Department, 1251 Avenue of the Americas, New York, NY, 10020, telephone: 212-430-1710 or email: prospectus@rodm.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the offered shares, nor shall there be any sale of such shares in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or other jurisdiction.

About Kingold Jewelry, Inc.

Kingold is a U.S. publicly traded company and a China-based designer and manufacturer of 24 Karat gold jewelry and Chinese ornaments. Kingold is one of the leading  designers, manufacturers and retailers of 24 Karat gold jewelry and Chinese ornaments in China. For more information about Kingold, please visit http://www.kingoldjewelry.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Readers are cautioned that actual results could differ materially from those expressed in any forward-looking statements. In addition, please refer to the risk factors contained in Kingold's SEC filings available at www.sec.gov, including Kingold's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Kingold undertakes no obligation to update or revise any forward-looking statements for any reason.

For further information, please contact:

Bin Liu
CFO of Kingold Jewelry
+86-27-6569-4977 (China)